CILCORP RIGHTS PLAN SHAREHOLDER LETTER


November 12, 1996

Dear CILCORP Shareholder:

     Your Board of Directors has recently adopted a Shareholder Rights Plan. The Plan provides for a dividend distribution of Rights to purchase units of preferred stock, exercisable upon the occurrence of certain events.

     Effective today, you have one Right for each share of Common Stock which you own. You need do nothing to receive your Rights which, for the time being, simply represent another aspect of your Company shares. We are enclosing a summary description which outlines the principal features of the Plan, and we urge you to read it carefully. This letter summarizes our reasons for adopting the Plan.

     While the Board is not aware of any effort to acquire control of the Company, it believes that these Rights represent a sound and reasonable means of safeguarding your interest as shareholders in the event that you and your Company are confronted with coercive, unfair or abusive takeover tactics.
The Plan
increases the Board's ability to effectively represent the interests of shareholders of the Company in the event of an unsolicited takeover proposal or attempt to acquire the Company through a gradual accumulation of shares. The Plan is not intended to prevent a takeover of the Company and will not do so. The declaration of the Rights should not affect any prospective offeror willing to make an offer to all shareholders at a fair price and negotiate with the Board. Furthermore, the Rights will not interfere with a merger or other business combination approved by the Board.

     Distribution of the Rights does not affect or in any way weaken the financial condition of the Company or interfere with its business plans. The distribution is not dilutive, does not affect reported earnings per share, is not taxable either to you or to the Company, and will not change the way in which you can currently trade CILCORP shares.

     In adopting the Plan, the Board has expressed its confidence in CILCORP's future and its determination that shareholders be given every opportunity to participate fully in that future.

                                   Sincerely,



                                   Robert O. Viets
                                   President and Chief Executive Officer